Exhibit 10.1

SECOND AMENDMENT

TO

STOCK PURCHASE AGREEMENT

SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of May 9, 2003 (“Second Amendment”), by and among Knowledge Schools, Inc., a Delaware corporation (“Holdings”), Knowledge Learning Corporation formerly known as Children’s Discovery Centers of America, Inc., a Delaware corporation, (the “Buyer”), and ARAMARK Corporation, a Delaware corporation (the “Parent”), ARAMARK Organizational Services, Inc., a Delaware corporation (the “Seller”), and ARAMARK Educational Resources, Inc., a Delaware corporation (the “Company”). The Buyer, the Parent, the Seller and the Company are sometimes referred to herein collectively as the “Parties” or individually as a “Party.”

PRELIMINARY STATEMENT:

WHEREAS, the Parties have entered into a Stock Purchase Agreement, dated as of March 3, 2003 as amended by a first amendment to the Stock Purchase Agreement dated March 14, 2003 (as so amended, the “Stock Purchase Agreement”), providing, among other things, for the sale by the Seller and purchase by the Buyer of all of the outstanding shares of the common stock, par value $0.01 per share (the “Company Shares”), of the Company; and

WHEREAS, each of Parent and Buyer desires to amend and supplement the Stock Purchase Agreement in certain respects as described in this Second Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Parent and Buyer as follows:

1.	Definitions.

Except as otherwise indicated herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Purchase Agreement.

2.	Amendment of Definitions.

a. The definitions of “Closing Balance Sheet,” “Closing Working Capital” and “Estimated Closing Working Capital” in Section 1 of the Stock Purchase Agreement shall be deleted in their entirety.

b. Section 1 is hereby amended and supplemented by adding the following definitions in the appropriate place in alphabetical order:

“April 25 Balance Sheet” has the meaning set forth in Section 2(e)(i) below.”

“April 25 Working Capital” has the meaning set forth in Section 2(e)(i) below.”

3.	Amendment to Section 2(b).

Section 2(b) is hereby amended and supplemented by adding the following sentence at the end thereof:

“Immediately following the issuance of the Note on the Closing Date, the Buyer shall cause Knowledge Universe Learning Corp., a Delaware corporation (“KULC”), to purchase the Note from the Seller for $25,000,000 in cash.”

4.	Amendment to Section 2(d).

Section 2(d) is hereby amended and supplemented by adding the following new subsections (iii), (iv) and (v):

“(iii) At the Closing immediately following the issuance of the Note and the Warrant, the Seller shall deliver to the Buyer (for delivery to KULC) the Note and the Warrant accompanied by an executed Note and Warrant Purchase Agreement in the form of Exhibit [    ] and Buyer shall cause KULC to deliver to Seller Twenty-Five Million Dollars ($25,000,000) by wire transfer of immediately available funds to accounts specified by the Seller.

(iv) At the Closing immediately following payment of the purchase price for the Company Shares and the Note and the Warrant to Seller, Seller shall pay $114,504.17 in satisfaction of the IRB obligation of the Company owed to Riggs Bank.

(v) At the Closing immediately following payment of the purchase price for the Company Shares and the Note and the Warrant to Seller, Seller shall pay $2,046,039.39 to Buyer which amount represents the proceeds from the sale of CWLC #0416 Lindley Oaks.”

5.	Amendment of Section 2(e).

Section 2(e) is hereby amended, supplemented and restated in its entirety to read as follows:

“(i) Working Capital Adjustment. Not later than ten (10) days after the Closing Date, the Parent and the Seller shall deliver to Buyer a consolidated balance sheet of the Company and its Subsidiaries as of April 25, 2003 (the “April 25 Balance Sheet”) showing the amount of the Working Capital of the Company as of April 25, 2003 (the “April 25 Working Capital”), together with a reasonably detailed explanation of the calculation thereof. The April 25 Balance Sheet shall be prepared in accordance with GAAP and on a basis consistent with the preparation of the Most Recent Balance Sheet. Following the Closing Date, the Company and Buyer shall provide to Parent and the Seller and Parent and Seller’s accountants full access to the Books and Records of the Company and its Subsidiaries, to the extent reasonably related to the preparation of the April 25 Balance Sheet. If the April 25 Working Capital is greater than negative $26,029,000 (e.g., negative $25,000,000), then within five (5) days after such delivery, the Buyer shall pay to the Seller the amount of such difference in cash. If the April 25 Working Capital is less than negative $28,029,000 (e.g., negative $29,000,000), then within five (5) days after such delivery, the Seller shall pay to the Buyer the amount of such difference in cash. Any payment made pursuant to this § 2(e)(i) is referred to as the “Interim Adjustment.” As examples of the operation of this § 2(e)(i): (i) if April 25 Working Capital is negative $24,029,000, the Buyer would be required to pay the Seller $2,000,000 as an Interim Adjustment; and (ii) if April 25 Working Capital is negative $30,029,000, the Seller would be required to pay the Buyer $2,000,000 as an Interim Adjustment.

(ii) [Intentionally Omitted.]

(iii) Disputes. If Buyer disagrees with the calculation of the April 25 Working Capital or any element of the April 25 Balance Sheet relevant thereto, it shall notify Parent of such disagreement in writing within forty-five (45) days after receipt of the April 25 Balance Sheet, which notice shall set forth in detail the particulars of such disagreement. In the event that Buyer does not provide such a notice of disagreement within such forty-five (45) day period, Buyer shall be deemed to have accepted the April 25 Balance Sheet and the calculation of the April 25 Working Capital delivered by Parent, which shall be final, binding and conclusive for all purposes hereunder. In the event any such notice of disagreement is timely provided by Buyer, the Buyer and the Parent and the Seller shall use their commercially reasonable efforts for a period of forty-five (45) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculation of the April 25 Working Capital. If, at the end of such period, they are unable to resolve such disagreements, then PricewaterhouseCoopers LLP (or such other independent accounting firm of recognized national or regional standing as may be mutually selected by the Buyer and the Parent and the Seller) (the “Accounting Arbitrator”) shall resolve any remaining disagreements. The Accounting Arbitrator shall determine as promptly as practicable, but in any event within forty-five (45) days of the date on which such dispute is referred to the Accounting Arbitrator, based solely on written submissions forwarded by the Buyer and the Parent and the Seller to the Accounting Arbitrator within ten (10) days following the Accounting Arbitrator’s selection, whether or not the calculation of the April 25 Working Capital was prepared in accordance with the standards set forth in this §2(e) and (only with respect to the remaining disagreements submitted to the Accounting Arbitrator) whether and to what extent (if any) the April 25 Working Capital determination requires adjustment. The Accounting Arbitrator shall allocate its costs and expenses between the Buyer and the Seller based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. In acting hereunder, the Accounting Arbitrator shall be entitled to the privileges and immunities of arbitrators. The determination of the Accounting Arbitrator shall be final, conclusive and binding on the parties. The date on which the April 25 Working Capital is finally determined in accordance with this §2(e) is referred to as the “Determination Date.”

(iv) Payment. The “Working Capital Adjustment Amount,” which may be positive or negative, shall mean, as applicable (i) if no Interim Adjustment was made pursuant to §2(e)(i), the difference between the April 25 Working Capital and the Base Working Capital, (ii) if the Buyer paid the Seller an Interim Adjustment pursuant to §2(e)(i), the difference between (A) the April 25 Working Capital less the Interim Adjustment and (B) the Base Working Capital, or (iii) if the Seller paid the Buyer an Interim Adjustment pursuant to §2(e)(i), the difference between (A) the April 25 Working Capital plus the Interim Adjustment, and (B) the Base Working Capital. The “Base Working Capital” shall be negative $27,029,000. If the April 25 Working Capital (as adjusted for an Interim Adjustment, as applicable, as provided above) is greater than the Base Working Capital (such difference, the “Increase Amount”), then within five (5) days after the Determination Date, the Buyer shall pay to the Seller an amount equal to the Increase Amount, together with interest thereon calculated from the Closing Date to the date of payment at the Applicable Rate. If the Base Working Capital is greater than the April 25 Working Capital (as adjusted for an Interim Adjustment, as applicable, as provided above) (such difference, the “Deficit Amount”), then within five (5) days after the Determination Date the Parent and Seller shall pay to the Buyer an amount equal to the Deficit Amount, together with interest thereon calculated from the Closing Date to the date of payment at the Applicable Rate. As examples of the operation of this § 2(e)(i): (i) if no Interim Adjustment was made and if April 25 Working Capital is negative $25,029,000, then the Buyer shall pay the Seller $2,000,000 as the Increase Amount; (ii) if no Interim Adjustment was made and if April 25 Working Capital is negative $29,029,000, then the Seller shall pay the Buyer $2,000,000 as the Deficit Amount; (iii) if the Buyer paid the Seller an Interim Adjustment of $1,000,000 pursuant to §2(e)(i) and if April 25 Working Capital is negative $25,029,000, then the Buyer shall pay the Seller $1,000,000 as the Increase Amount; (iv) if the Buyer paid the Seller an Interim Adjustment of $2,000,000 pursuant to §2(e)(i) and if April 25 Working Capital is negative $27,029,000, then the Seller shall pay the Buyer $2,000,000 as the Deficit Amount; (v) if the Seller paid the Buyer an Interim Adjustment of $2,000,000 pursuant to §2(e)(i) and if April 25 Working Capital is negative $30,029,000, then the Seller shall pay the Buyer $1,000,000 as the Deficit Amount; and (vi) if the Seller paid the Buyer an Interim Adjustment of $1,000,000 pursuant to §2(e)(i) and if April 25 Working Capital is negative $26,029,000, then Buyer shall pay the Seller $2,000,000 as the Increase Amount.

(v) The parties hereto represent and warrant that since April 25, 2003, the Company and each of its Subsidiaries has operated their respective Businesses in the Ordinary Course of Business. Without limiting the generality of the foregoing, each of the parties hereto represents and warrants that since April 25, 2003, the Company and each of its Subsidiaries have not changed the manner or timing of the payment of accounts payable or other liabilities outside the Ordinary Course of Business or changed the manner or timing of collection of accounts receivable outside the Ordinary Course of Business or changed any other material aspect of their cash management processes. At the time of delivery of the April 25 Balance Sheet, Parent shall deliver to Buyer a schedule that reflects the activity in the intercompany accounts of Parent and the Company and all cash receipts and disbursements of the Company and its Subsidiaries, in each case for the period from April 26, 2003 to the Closing Date. For the avoidance of doubt, the parties acknowledge and agree that without limiting any rights that any party may have under this Section 2(e)(v) there will be no further adjustment of the Purchase Price based on the amount of Working Capital after April 25, 2003. The parties agree that any indemnification claim for a breach of any of the representations in this Section 2(e)(v) shall not be subject to the Deductible Amount provided for in Sections 8(b)(i) and 8(c)(i) of this Agreement.”

6.	Amendment of Section 4(v).

Section 4(v)(iv) of the Stock Purchase Agreement is hereby amended and supplemented by substituting the phrase “as of the Closing Date” for the phrase “on the Closing Balance Sheet” in the two instances in such Section where the phrase appears.

7.	Amendment of Section 5(f).

Section 5(f) of the Stock Purchase Agreement is hereby amended and supplemented by adding the following phrase to the beginning of the first sentence of such Section:

“Except as required by Section 6(d) of this Agreement,”.

8.	Amendment of Section 5(i).

Section 5(i) of the Stock Purchase Agreement is hereby amended and supplemented by adding the following sentence at the end of such Section:

“In addition, the Banc One Procurement Guarantee of Parent shall also be a Guarantee under this Agreement.”

9.	Amendment of Section 6(d).

Section 6(d) of the Stock Purchase Agreement is hereby amended and supplemented by adding the following paragraph at the end of such Section:

“Notwithstanding anything in the Confidentiality Letter or this Agreement to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that neither party (nor any employee, representative or other agent thereof) shall disclose (A) any information that is not relevant to an understanding of the U.S. federal income tax treatment of the transactions contemplated by this Agreement, including the identity of any party to this Agreement (or its employees, representatives or agents) or other information that could lead any person to determine such identity or (B) any information to the extent such disclosure could result in a violation of any federal or state securities laws.”

10.	Amendment of Section 8(a).

Section 8(a) of the Stock Purchase Agreement is hereby amended and supplemented by adding the phrase “and §4(b)” after the word “§3(a)(iv)” in the 5th line thereof.

11.	Amendment of Section 8(b).

a. Subsections (A) and (B) of the proviso beginning on the 18th line of Section 8(b)(i) of the Stock Purchase Agreement are hereby amended and supplemented by adding the phrase “(other than the representations set forth in Sections 3(a)(iv) and 4(b))” to each such subsection immediately after the phrase “contained in this Agreement”.

b. Section 8(b)(iv) of the Stock Purchase Agreement is hereby amended, supplemented and restated to read as follows:

“Seller agrees to reimburse Buyer for $280,000 which represents one half of the payable due in connection with the settlement of the class action complaint, Kathy Nelson v. Aramark Educational Resources, Inc., filed in the Circuit Court of Oregon, County of Multnomah, with respect to the periods prior to the Closing Date. Each of the Parent and the Seller agrees to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences the Buyer Indemnified Parties may suffer resulting from, arising out of, or caused by any claim by Medallion employees in connection with or related to such class action with respect to the periods prior to the Closing Date; provided, however, that (A) the Parent and the Seller shall not have any obligation to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences resulting from, arising out of, or caused by the matters described in this §8(b)(iv) (other than the $280,000 referenced above) until the Buyer Indemnified Parties have suffered Adverse Consequences, together with Adverse Consequences resulting from, arising out of, or caused by the breach of any representation or warranty as provided in §8(b)(i), in excess of the Deductible Amount, after which, subject to the other provisions of this §8, the Parent and the Seller shall be obligated to indemnify the Buyer Indemnified Parties from and against the amount of any excess Adverse Consequences above the Deductible Amount and (B) there will be an aggregate ceiling equal to $75,000,000 on the obligation of the Parent and the Seller to indemnify the Buyer Indemnified Parties from and against Adverse Consequences resulting from, arising out of, or caused by the matter described in this §8(b)(iv) and Adverse Consequences resulting from, arising out of, or caused by the breach of any representation or warranty as provided in §8(b)(i). To the extent any amount paid in settlement of this action by any of Parent or the Seller (including the $280,000 referenced above) is later returned to the Company or Buyer, the Company or Buyer, as the case may be, shall refund any such amounts to Parent.”

12.	Amendment of Section 8(c).

Section 8(c) of the Stock Purchase Agreement is hereby amended and supplemented by adding a new paragraph (v) which shall read as follows:

“(v) Each of Holdings and the Buyer agrees to indemnify the Seller Indemnified Parties from and against any Adverse Consequences the Seller Indemnified Parties may suffer under the Guaranty Agreement, dated as of May 9, 2003 by and between Parent and Gelco Corporation.”

13.	Amendment of Section 9.

Sections 9(a)(i), 9(a)(ii) and 9(b) of the Stock Purchase Agreement are hereby amended and supplemented by substituting the term “April 25 Working Capital” for the term “Closing Working Capital” in each instance in such Sections where the term appears.

14.	Amendment of Exhibit A.

Exhibit A of the Stock Purchase Agreement is hereby amended by deleting the current Exhibit A to the Stock Purchase Agreement and substituting therefore the Exhibit A attached hereto.

15.	Miscellaneous.

(a) Except as expressly modified hereby, the Stock Purchase Agreement remains in full force and effect. Upon the execution and delivery hereof, the Stock Purchase Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Stock Purchase Agreement, and this Second Amendment and the Stock Purchase Agreement shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Stock Purchase Agreement.

(b) This Second Amendment may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Parent and Buyer.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the day and year first above written.

KNOWLEDGE SCHOOLS, INC.

By:	/s/ Adam Cohn
Title:	Vice President

CHILDREN’S DISCOVERY CENTERS OF AMERICA, INC. (to be renamed Knowledge Learning Corporation)

By:	/s/ Adam Cohn
Title:	Vice President

ARAMARK CORPORATION

By:	/s/ Barbara A. Austell
Title:	SVP Finance and Treasurer

ARAMARK ORGANIZATIONAL SERVICES, INC.

By:	/s/ Barbara A. Austell
Title:	SVP Finance and Treasurer

ARAMARK EDUCATIONAL RESOURCES, INC.

By:	/s/ Jeff Wheatley
Title:	President